Exhibit 99.1

GSI Technology, Inc. Reports Second-Quarter Fiscal 2014 Results

SUNNYVALE, CA -- (Marketwired - October 31, 2013) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter and six months ended September 30, 2013.

The Company reported net income of $386,000, or $0.01 per diluted share, on net revenues of $15.5 million for the second quarter of fiscal 2014, compared to net income of $1.1 million, or $0.04 per diluted share, on net revenues of $16.0 million in the quarter ended September 30, 2012 and a net loss of ($441,000), or ($0.02) per diluted share, on net revenues of $16.4 million in the preceding first quarter. Gross margin was 47.6% compared to 45.0% in the prior year period and 45.5% in the first quarter.

Total operating expenses in the second quarter of fiscal 2014 were $7.2 million, up from $5.7 million in the second quarter of fiscal 2013 and down from $8.0 million in the first quarter. Research and development expenses were relatively unchanged at $3.0 million, compared to $2.9 million in the prior year period and $3.0 million in the preceding quarter, but selling, general and administrative expenses, which include litigation-related expenses, were up substantially year-over-year to $4.2 million compared to $2.8 million the quarter ended September 30, 2012, but down sequentially from $5.0 million in the preceding quarter.

Litigation-related expenses in the second fiscal quarter were $1.7 million, down from $2.3 million in the previous quarter and up from $323,000 in the same period a year ago. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor. Both lawsuits are currently in the discovery phase.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in below the range we had projected early in the second quarter primarily due to ongoing slowness in the telecommunications market and, in particular, to weaker than expected sales in Asia. Second quarter gross margin was strong at 47.6%, well above our operating model, due to a favorable product mix. As expected, we continued to incur substantial litigation-related expenses, but a significant reduction in those expenses compared to the previous quarter contributed to our return to profitability in the second quarter."

Second-quarter direct and indirect sales to Cisco Systems were $3.4 million, or 22.2% of net revenues, compared to $2.8 million, or 17.1% of net revenues, in the prior quarter, and $4.9 million, or 30.6% of net revenues, in the same period a year ago. Sales to Alcatel-Lucent were $3.2 million, or 20.4% of net revenues, during the quarter. Military/defense sales were 12.3% of shipments compared to 13.3% of shipments in the prior quarter and 7.4% of shipments in the comparable period a year ago. SigmaQuad sales were 42.3% of shipments compared to 41.6% in the prior quarter and 33.9% in the second quarter of fiscal 2013.

Second-quarter fiscal 2014 operating income was $241,000, or 1.6% of net revenues, compared to an operating loss of $541,000 in the prior quarter and operating income of $1.5 million, or 9.4% of net revenue, a year ago. Second-quarter 2014 net income included interest and other income of $85,000 and a tax benefit of $60,000, compared to $131,000 in interest and other income and a tax provision of $505,000 a year ago; in the preceding quarter, the net loss included $111,000 in interest and other income and a tax provision of $11,000.

Total second-quarter pre-tax stock-based compensation expense was $563,000 compared to $565,000 in the prior quarter and $560,000 in the comparable quarter a year ago.

At September 30, 2013, the Company had $75.0 million in cash, cash equivalents and short-term investments, $34.6 million in long-term investments, $91.6 million in working capital, no debt, and stockholders' equity of $135.6 million.

Outlook for Third Quarter of Fiscal 2014

We currently expect net revenues in the third quarter of fiscal 2014 to be in the range of $14.0 million to $15.0 million, with gross margin of approximately 44%.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2013 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 31, 2013. To listen to the teleconference, please call toll-free 888-417-8533 approximately 10 minutes prior to the start time and provide conference ID 8952720. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the substantial litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

(financial tables follow)

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                               Three Months Ended         Six Months Ended
                         ------------------------------ --------------------
                         Sept. 30,  June 30,  Sept. 30, Sept. 30,  Sept. 30,
                            2013      2013       2012      2013       2012
                         ---------  --------  --------- ---------  ---------

Net revenues             $  15,542  $ 16,412  $  16,010 $  31,954  $  32,793
Cost of goods sold           8,140     8,946      8,806    17,086     18,824
                         ---------  --------  --------- ---------  ---------

Gross profit                 7,402     7,466      7,204    14,868     13,969
                         ---------  --------  --------- ---------  ---------

Operating expenses:

  Research & development     2,951     2,997      2,872     5,948      5,710
  Selling, general and
   administrative            4,210     5,010      2,826     9,220      5,873
                         ---------  --------  --------- ---------  ---------
    Total operating
     expenses                7,161     8,007      5,698    15,168     11,583
                         ---------  --------  --------- ---------  ---------

Operating income (loss)        241      (541)     1,506      (300)     2,386

Interest and other
 income, net                    85       111        131       196        267
                         ---------  --------  --------- ---------  ---------

Income (loss) before
 income taxes                  326      (430)     1,637      (104)     2,653
Provision (benefit) for
 income taxes                  (60)       11        505       (49)       601
                         ---------  --------  --------- ---------  ---------
Net income (loss)        $     386  $   (441) $   1,132 $     (55) $   2,052
                         =========  ========  ========= =========  =========

Net income (loss) per
 share, basic            $    0.01  $  (0.02) $    0.04 $    0.00  $    0.08
Net income (loss) per
 share, diluted          $    0.01  $  (0.02) $    0.04 $    0.00  $    0.07

Weighted-average shares
 used in computing per
 share amounts:

Basic                       27,631    27,178     27,133    27,407     27,246
Diluted                     28,975    27,178     27,929    27,407     27,946

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                               Three Months Ended         Six Months Ended
                         ------------------------------ --------------------
                         Sept. 30,  June 30,  Sept. 30, Sept. 30,  Sept. 30,
                            2013      2013       2012      2013       2012
                         ---------  --------  --------- ---------  ---------

Cost of goods sold       $     102  $     94  $      87 $     196  $     177
Research & development         232       258        291       490        574
Selling, general and
 administrative                229       213        182       442        371
                         ---------  --------  --------- ---------  ---------
                         $     563  $    565  $     560 $   1,128  $   1,122
                         =========  ========  ========= =========  =========

Litigation related expenses included in the Condensed
Consolidated Statements of Operations:

                               Three Months Ended         Six Months Ended
                         ------------------------------ --------------------
                         Sept. 30,  June 30,  Sept. 30, Sept. 30,  Sept. 30,
                            2013      2013       2012      2013       2012
                         ---------  --------  --------- ---------  ---------

Selling, general and
 administrative          $   1,727  $  2,263  $     323 $   3,990  $     778

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                          September 30, 2013  March 31, 2013
                                          ------------------  --------------
Cash and cash equivalents                 $           48,821  $       41,120
Short-term investments                                26,142          26,139
Accounts receivable                                    9,810          10,241
Inventory                                             11,186          13,809
Other current assets                                   5,888           6,169
Net property and equipment                             9,953          10,774
Long-term investments                                 34,593          35,495
Other assets                                           2,241           2,098
                                          ------------------  --------------
Total assets                              $          148,634  $      145,845
                                          ==================  ==============

Current liabilities                       $           10,239  $       10,859
Long-term liabilities                                  2,754           2,803
Stockholders' equity                                 135,641         132,183
                                          ------------------  --------------
Total liabilities and stockholders'
 equity                                   $          148,634  $      145,845
                                          ==================  ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

David Fore or Brett Maas
Hayden IR
206-395-2711